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                                                                  EXHIBIT 10(au)



                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement ("Amendment") is entered into between Marsh Supermarkets, Inc. (the "Company"), and Don E. Marsh (the "Executive").

                                    RECITALS

         A. The Company and the Executive entered into an Employment Agreement dated August 3, 1999 (the "Employment Agreement").

         B. Under the Employment Agreement, the Executive is entitled to a "Salary Continuation Benefit" for five years upon employment termination under certain circumstances (the "Salary Continuation Benefit").

         C. In addition, to the extent the Salary Continuation Benefit or any other compensation exposes the Executive to excise tax liability under Sections 280G and 4999 of the Internal Revenue Code, the Employment Agreement provides that the Company must pay additional amounts to the Executive to make the Executive whole with respect to that excise tax liability (the "Gross Up Obligation").

         D. The Company has made available to the Executive a special payout of the Executive's benefits under the Marsh Supermarkets, Inc. 1999 Senior Executive Supplemental Retirement Plan (the "SERP"), conditioned in part upon the amendment of the Employment Agreement.

         E. To prevent the Salary Continuation Benefit and the Gross Up Obligation from impeding possible corporate transactions for the benefit of the Company and its shareholders, and to provide for the special payout of the Executive's SERP benefits, the Company and the Executive amend the Employment Agreement as provided in this Amendment.

                                    AMENDMENT

         Effective December 30, 2005, the Employment Agreement is amended as follows:

         1. Section 5.7(d) of the Employment Agreement is amended to read as follows:

                  (d) Upon termination of Executive's employment for any reason, the Company shall convey to Executive without charge the portrait of his father hanging in the lobby of the corporate offices of the Company.

         2. Section 7.1 of the Employment Agreement is amended to read as follows:

                  7.1 TERMINATION DUE TO DEATH. If the Executive dies during the Term, this Agreement shall terminate as of the date of the Executive's death and the Executive's benefits shall be determined in accordance with the survivor's benefits,



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         insurance and other applicable programs of the Company then in effect.
         Within fifteen (15) days of the Executive's death, the Company shall pay the Executive's designee or his estate (a) that portion of his Base Salary which shall have been earned through the termination date and
         (b) a bonus in an amount determined by multiplying the bonus or other incentive or conditional cash compensation received by the Executive with respect to or during the Company's last completed fiscal year by a fraction, the numerator of which is the number of days elapsed in the Company's current fiscal year through the termination date and the denominator of which is 365. In addition, the Company shall pay to the Executive's estate or his designee the Salary Continuation Benefit (as defined in Section 8.7) for a period equal to three (3) years from the termination date. If the Executive is survived by his spouse, the Company shall also provide the spouse with Lifetime Medical Benefits (as defined in Section 8.4).

         3. Section 7.2 of the Employment Agreement is amended to read as follows:

                  7.2 TERMINATION DUE TO DISABILITY. If the Executive suffers a Disability (as defined in Section 8.2) during the Term, the Company shall have the right to terminate this Agreement by giving the Executive Notice of Termination which has attached to it a copy of the medical opinion that forms the basis of the determination of Disability. The Executive's employment shall terminate at the close of business on the last day of the Notice Period (as defined in Section 8.6).

                  Upon the termination of this Agreement because of Disability, the Company shall pay the Executive within fifteen (15) business days of the termination date (a) that portion of his Base Salary, at the rate then in effect as provided, which shall have been earned through the termination date and (b) a bonus in an amount determined by multiplying the bonus or other incentive or conditional cash compensation received by the Executive with respect to or during the Company's last completed fiscal year by a fraction, the numerator of which is the number of days elapsed in the Company's current fiscal year through the termination date and the denominator of which is 365. In addition, the Company shall pay to the Executive the Salary Continuation Benefit for a period equal to three (3) years from the termination date. The Company shall also provide the Executive and his spouse with Lifetime Medical Benefits. The Executive shall also be entitled to receive any applicable disability insurance benefits resulting from any insurance or other employee benefit programs of the Company.

         4. Section 7.4 of the Employment Agreement is amended to read as follows:



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                  7.4 TERMINATION BY THE COMPANY WITHOUT "CAUSE" OR BY THE
         EXECUTIVE FOR "GOOD REASON." At any time during the Term, the Board of Directors of the Company may terminate this Agreement without Cause by giving the Executive a Notice of Termination, and the Executive's employment by the Company shall terminate at the close of business on the last day of the Notice Period.

                  At any time during the Term, the Executive may terminate this Agreement with "Good Reason" by giving the Company a Notice of Termination which describes the actions, events or beliefs that form the basis of the Executive's action. The Executive's employment shall terminate at the close of business on the last day of the Notice Period.

                  Within five (5) business days after such termination date, the Company shall pay to the Executive (a) that portion of his Base Salary which shall have been earned through the termination date and (b) a bonus in an amount determined by multiplying the bonus or other incentive or conditional cash compensation received by the Executive with respect to or during the Company's last completed fiscal year by a fraction, the numerator of which is the number of days elapsed in the Company's current fiscal year through the termination date and the denominator of which is 365. The Company shall pay to the Executive the Salary Continuation Benefit for a period equal to three (3) years from the termination date. The Company shall provide the Executive with life, medical, dental, accident and disability insurance coverage for the period of time that the Salary Continuation Benefit is in place at the same coverage levels that are in effect as of the termination date. In lieu of the foregoing insurance coverage benefits, the Company may pay the Executive an amount equal to the Executive's cost of obtaining comparable coverage. The Company shall also provide the Executive and his spouse with Lifetime Medical Benefits. The Company shall continue to pay all premiums due on the split-dollar life insurance policies in effect on the life of the Executive for three (3) years from the termination date after which time the Company shall distribute such policies to the Executive without requiring the Executive to repay any premiums paid by the Company. The Company shall also pay to Executive for each of such three (3) years a grossed up bonus to reimburse Executive for any taxes payable by him with respect to his portion of the premiums and bonus. The Company shall also transfer to the Executive, free of any encumbrance, the automobile and all appurtenances thereto referred to in Section 5.7(a) for no consideration; provided that the Executive pays any transfer taxes



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         and agrees to be solely responsible for insurance and the cost of insurance after the date of transfer.

         5. Section 9 of the Employment Agreement is amended to read as follows:

         9. EXCESS PARACHUTE PAYMENT PROVISIONS

                  9.1 COMPENSATION LIMITATION. Anything in this Agreement to the contrary notwithstanding, no payment or distribution by the Company to or for the benefit of the Executive of the Salary Continuation Benefit or any other amount in the nature of compensation (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") will be paid that would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code (an "Excess Parachute Payment").

                  9.2 ADJUSTMENT PROCEDURE. In the event that the Company determines that any Payment would constitute an Excess Parachute Payment, the Company will provide to the Executive, within thirty (30) days after the Executive's employment termination date, an opinion of a nationally recognized certified public accounting firm mutually selected by the Company and the Executive (the "Accounting Firm") that the Executive will be considered to have received Excess Parachute Payments if the Executive were to receive the full amounts described pursuant to this Agreement or otherwise and setting forth with particularity the smallest amount by the which the Payments would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Code Sections 280G and 4999. The Payments shall be adjusted, in the order of priority designated by the Executive in written instructions, to the minimum extent necessary so that none of the Payments, in the opinion of the Accounting Firm, would constitute an Excess Parachute Payment. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne by the Company.

         6. Except to the extent altered by this Amendment, the terms of the Employment Agreement shall remain effective.



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         IN WITNESS WHEREOF, the Company and the Executive have executed this
Amendment on the dates indicated below.



EXECUTIVE                               MARSH SUPERMARKETS, INC.


      /S/ DON E. MARSH                  By:       /s/ DOUGLAS W. DOUGHERTY
---------------------------------             ---------------------------------
                                              Douglas W. Dougherty
                                              Senior Vice President, Chief
                                                Financial Officer and Treasurer


Date:     December 28, 2005             Date:       December 29, 2005
     ----------------------------             ---------------------------------





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